Exhibit 99.1

MEDIA CONTACT:
Susan Hook
RedEnvelope, Inc.
415-512-6193

INVESTOR CONTACT:
Jordan Goldstein
Financial Dynamics
415-439-4500

5:30 am (ET)

REDENVELOPE UPDATES FOURTH QUARTER OUTLOOK

Fourth Quarter Results to be Reported May 17, 2005

SAN FRANCISCO, CA (March 29, 2005) — RedEnvelope, Inc. (NASDAQ: REDE) today announced revised outlook for the fourth quarter of fiscal year 2005, which ends April 3, 2005.

Net revenues for the fourth quarter of fiscal year 2005 are currently anticipated to be between $21.5 million to $22.0 million, an increase of approximately 24% to 27% over the prior year. Net loss is currently expected to be approximately $(3.5) million to $(3.0) million. During the fourth quarter of fiscal year 2004, net revenues were $17.3 million and the net loss was $(2.3) million.

As a result, net revenues for the fiscal year 2005 are currently anticipated to be between $100.7 million to $101.2 million, an increase of approximately 27% to 28% over the prior year. The net loss is currently expected to be approximately $(5.6) million to $(5.1) million. For fiscal year 2004, net revenues were $79.3 million, and the net loss was $(5.1) million.

RedEnvelope currently expects its fourth quarter gross margin to be approximately 10 percentage points lower than anticipated. Following analysis, the Company currently believes that the shortfall is attributable to the following factors:

•	Approximately three percentage points of the shortfall are due to lower-than-anticipated Valentine’s Day demand, which resulted in higher discounting to drive revenues during both the Valentine’s Day period and subsequently.

•	Approximately one percentage point of the shortfall is due to higher-than-planned inventory adjustments related to aged inventory and discontinued products.

•	Approximately three percentage points of the shortfall are due to higher-than-anticipated return rates during the fourth quarter of fiscal 2005.

•	Approximately three percentage points of the shortfall are due to a budgeting error that resulted in an overestimation of the Company’s gross margin for the fourth quarter.

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Alison May, President and Chief Executive Officer, said, “Our Valentine’s Day business was below our forecast, causing us to discount more heavily than we anticipated in order to drive demand. We had a successful third fiscal quarter, and we were expecting a level of repeat purchases that did not materialize. We have been researching the needs of our customers for Valentine’s Day, and are developing a new marketing strategy for this event next year.

“We also experienced higher-than-anticipated returns this quarter as a percentage of sales. Our returns rate had been declining for most of the fiscal year, and we had expected this trend to continue into the fourth fiscal quarter. We now believe that any further reduction in returns rates will be more gradual,” she said.

Ms. May continued, “As part of reviewing our fourth quarter performance, we discovered an error in budgeting for costs of goods sold, which resulted in an overestimation of our gross margin and consequently our forecasted net income for the quarter.

“While we are disappointed in what we anticipate will be the final results for the fourth quarter, we continue to be encouraged by the growth in traffic to our website. We believe our product offering remains strong, especially in jewelry, men’s accessories, and new baby gifts. We also believe that we have an excellent assortment of unique and thoughtful gifts available for Graduations, Weddings, Mother’s Day and Father’s Day.

“We currently feel confident in reaffirming our three-year business model, which calls for a growth rate in the low-to-mid 20% range per year, and operating income in the range of 12%-18% for our fiscal year ending March 2008,” Ms. May concluded.

Full Fourth Quarter and Fiscal Year 2005 Results Scheduled for Release May 17, 2005

RedEnvelope currently plans to issue a press release on May 17, 2005 announcing financial results for its fiscal 2005 fourth quarter ending April 3, 2005. Management will make a presentation regarding these results over the Internet on the same day at approximately 2:00 p.m. (PT) / 5:00 p.m. (ET). To access the webcast, please go to the Company’s website at www.redenvelope.com and click the “About RedEnvelope” tab.

RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results for current and future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: final accounting and auditing of our financial results for the fourth quarter; ongoing system upgrades and enhancements could fail to achieve desired results

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or cost savings or could take longer than anticipated to implement; marketing and advertising programs and related expenditures may not cause sufficient increases in sales; delays or greater than anticipated costs in introducing new products; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; difficulties encountered in, or increased costs of, fulfillment; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; changes in key management personnel; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Report on Form 10-K for the period ended March 28, 2004 and our Report on Form 10-Q for the period ended December 26, 2004, including, without limitation, those discussed under the captions, “Risk Factors,” “Business” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Factors That May Affect Future Operating Results,” both of which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

RedEnvelope and the RedEnvelope logo are registered trademarks of RedEnvelope, Inc.

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